Nasdaq IPO Presentation Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration no. 333 - 254068 Relating to Preliminary Prospectus dated March 9, 2021 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

ISSUER FREE WRITING PROSPECTUS, CAUTIONARY STATEMENT CONCERNING FORWARD LOOKINGSTATEMENTS CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS This document contains forward - looking statements. In addition, from time to time, we or our representatives may make forward - looking statements orally or in writing. We base these forward - looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward - looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward - looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward - looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward - looking statement. Forward - looking statements are only predictions. The forward - looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward - looking statement, whether as a result of uncertainties and assumptions, the forward - looking events discussed in this document and other statements made from time to time by us or our representatives might not occur. Form CRS/Reg BI Disclaimer: Boustead Securities, LLC is registered with the Securities and Exchange Commission (SEC) as a broker - dealer and is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). Brokerage and investment advisory services and fees differ and it is important for you to understand these differences. Free and simple tools are available to research firms and financial professionals at Investor.gov/CRS, which also provides educational materials about broker - dealers, investment advisers, and investing. When we provide you with a recommendation, we have to act in your best interest and not put our interest ahead of yours. At the same time, the way we make money creates a conflict with your interests. Please strive to understand and ask us about these conflicts because they can affect the recommendations we provide you. There are many risks involved with investing. For Boustead Securities customers and clients, please see our Regulation Best Interest Relationship Guide on the Form CRS Reg BI page on our website at https://www.boustead1828.com/form - crs - reg - bi . For FlashFunders’ visitors, you may review the Form CRS of Boustead Securities under the Form CRS section. Please also carefully review and verify the accuracy of the information you provide us on account applications, subscription documents and others. © 2021 Nasdaq IPO Presentation Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

This free writing prospectus relates to the proposed initial public offering of common stock of Esports Technologies, Inc., which are being registered on a registration statement on Form S - 1 (File No. 333 - 254068) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated March 9, 2021 included in the Registration Statement (the “Preliminary Prospectus”), which can be accessed through the following link: http s://w ww. sec . gov/Archives/edgar/data/1829966/000168316821000854/esports_s1.htm We have filed a Registration Statement, including the Preliminary Prospectus, with the SEC with respect to the offering of our securities to which this communication relates. The Registration Statement has not yet become effective. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the offering, and the other documents filed with the SEC, for more complete information about us and the offering. You may obtain these documents, including the Preliminary Prospectus, for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the company or the underwriter for the offering will arrange to send you the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto, if you contact Boustead Securities LLC, Attention: Equity Capital Markets, 6 Venture, Suite 395, Irvine, CA 92618, or by email at offerings@boustead1828.com. Nasdaq IPO Presentation Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved. STATEMENT ABOUT FREE WRITING PROSPECTUS

IPO Summary Issuer Esports Technologies, Inc. (the “Company”) Exchange & Proposed Ticker Nasdaq Capital Market: EBET Common Stock Offered by the Company 2,000,000 Shares Common Stock Outstanding Immediately After the Offering 18,648,769 Shares* Estimated Offering Price and Size $4.50 to $5.00 per Share; Maximum Offering Size of $10,000,000 Use of Proceeds • $2.5 million for product and technology development • $4.5 million for marketing • Any remaining amounts for working capital Lead Underwriter Boustead Securities, LLC Issuer’s U.S. Legal Counsel Schiff Hardin LLP Underwriter’s U.S. Legal Counsel Michelman & Robinson LLP Auditor PWR CPA LLP * *Gives effect to: 2,233,541 shares issuable upon exercise of outstanding warrants; and 3,825,000 shares of common stock issuable upon conversion of principal owed pursuant to outstanding convertible notes; and 2,335,348 shares of common stock underlying outstanding options; for total value of $ 5,066,113. Does not give effect to 1,110,250 shares of common stock issuable to employees and consultants upon vesting over time or the completion of various performance milestones; 574,402 shares available for future issuance under the 2020 Esports Technologies, Inc. Stock Plan; and 140,000 shares of common stock issuable upon exercise of warrants to be issued to the underwriters in connection with this offering Nasdaq IPO Presentation Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Mission Statement To define, shape and drive growth of the current and future esports wagering ecosystem by providing advanced product, platform and marketing solutions directly to service providers and customers Nasdaq IPO Presentation Nasdaq IPO Presentation Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Company Overview Real Money Wager Operation The company is incorporated in Nevada and holds a gaming sub license in Curacao. The company operates an online esports/sportsbook focused on gamers located in Asia. Over 60,000 signups from over a dozen countries The company generated ~$10 million in gross gaming wagers last year. With traditional sports shut down due to the pandemic, strong organic growth is driving user registrations, keeping the marketing spend low. This has allowed us to gain 60,000 new customer signups with virtually no marketing spend. Growth Roadmap With esports seeing rapid growth, Esports Technologies Inc. expects to continue to build out a strong technology platform to enhance users’ experience and offerings. Additionally, the company expects to be actively seeking acquisitions. Nasdaq IPO Presentation Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Team



Aaron Speach
CEO

Aaron is a serial entrepreneur with a history of bringing fortune 500 companies and startups into high growth trajectories through innovative marketing. A top 100 ranked StarCraft player, he has been entrenched in esports for the last 16 years. With Gogawi he created an esports focused betting platform from the ground up.



Bart Barden
COO

Bart brings more than 25 years of experience in video games, wagering and esports. Previously he was Paddy Power Betfair's U.S. exchange director, where he launched the first legal, online fixed-odds betting product in the U.S. He also served as Betfair's commercial director of UK/Ireland, managing nearly $1B in Revenues and Costs and Worldwide Franchise Director for Games of Chance at Electronic Arts.



Jim Purcell
CFO

Jim brings with him over 25 years of financial management experience. Jim spent 6 years as CFO for Ocuco, a leading provider of enterprise software, where he completed several acquisitions and fundraising transactions. Previously, Jim worked for Arysta LifeScience Limited, a company with revenues of $1.6 billion, where he completed its IPO filing.



Dennis K. Neilander
Board Member

Mr. Neilander is the former Chairman of the Nevada State Gaming Control Board (GCB). His practice focuses on gaming, administrative law and government affairs. He served as a Member of the GCB from 1998 until the end of 2010. Mr. Neilander was Chairman of the GCB for the last 10 years of his tenure, the longest service in Nevada history as Chairman.

Nasdaq IPO Presentation

ESPORTS TECHNOLOGIES

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

T eam Michael Nicklas Board Member Michael Nicklas is a C Suite Executive, Legacy Brand builder, Connector and Entrepreneur. His ability to build positive cultures at companies has earned him the distinction of his associates, friends and partners as Good News Only (GNO). For the records he has finished more than 15 marathons. Clinton Sparks Board Advisor Clinton Sparks is the CEO and founder of Get Familiar, Inc., a marketing, strategy and consulting firm helping companies and brands connect, align and amplify, as well as the CEO and co - founder of Get Familiar Tech, a technology company providing innovative solutions. Nolan Bushnell Board Advisor Nolan Bushnell is a technology pioneer, entrepreneur and engineer. Often cited as the father of the video game industry, he is best known as the founder of Atari Corporation and Chuck E. Cheese’s Pizza Time Theater. Christopher Downs Board Member Chris is a senior finance executive with deep experience leading corporate finance and accounting teams in both publicly traded and private equity - backed companies. With a decade of experience as an investment banker, Chris has extensive transactional experience in equity, debt and M&A. Chris is currently CFO of CNS Pharmaceuticals, Inc. (Nasdaq:CNSP) and qualifies as an audit committee financial expert. Nasdaq IPO Presentation Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Esports Market What is it? Esports describes the world of competitive, organized video gaming. Competitors from different leagues or teams face off in the same games that are popular with at - home gamers: Fortnite, League of Legends, Counter - Strike, Call of Duty, Overwatch and Madden NFL, to name a few. Why it Matters? The global video game market is forecast to be worth $159 billion in 2020, around four times box office revenues ($43 billion in 2019) and almost three times music industry revenues ($57 billion in 2019). As a result, more than 600 Million people worldwide may watch esports this year Nasdaq IPO Presentation Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Company Pillars LEADERSHIP AND EXPERIENCE Our executives have decades of experience leading businesses and have assembled an extended team with experience at the top iGaming, Fortune 500 companies and marketing agencies. PRODUCT Our current product platform and services provide more innovative features from both the depth of wagering services as well as the breath of wagering options for esports customers. We have secured exclusive licenses for IP for additional relevant features as we expand our offerings. PARTNERSHIPS We have forged strategic and exclusive relationships with business partners and providers in the industry and we intend to use this to create a nimble team and expanding our capabilities through our networks. PASSION We are a group of gamers, previous esports professionals and sports fans who truly love what this entertainment vertical has to offer and how we can make it more exciting for new and experienced consumers. Nasdaq IPO Presentation Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

P r oblems • Out - dated site designs not catered to 18 - 50 audience looking focused on wagering on esports • Less value (worse odds) for esports events as compared to traditional sports events. • Wagering on esports events and catering to esports - focused customers is an afterthought to all the major betting sites. Nasdaq IPO Presentation Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Nasdaq IPO Presentation Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Platform IP Exchange Engine Software Gaming Models Proprietary Data Cash - Out Betting Exclusive License Loyalty & Rewards Engine Dynamic in - game jackpot - style and community driven promotions to drive collective user engagement, organic marketing and redemption of rewards. (In development) Semi exclusivity for the use of the global patent portfolio covering Cash Out betting redemptions, including 12 patents in the US, covering all forms of betting and gaming. 1+ Billion rows of data + Mat Lab Prediction Code to predict the outcome of CS - GO, DOTA2, LOL Fortnite and Clash Royale Matches. A real - time Exchange and API - Supported Sportsbook betting platform that allows for large volume betters and wager operators. (In development) Nasdaq IPO Presentation Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Contact offerings@boustead1828.com Thank You! Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.